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   FORM 4
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Check box if no longer subject to
Section 16.  Form 4 or Form 5 obligations
may continue.  See Instruction 1(b)    [    ]

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                     Filed pursuant to Section 16(a) of the
                    Securities Exchange Act of 1934, Section
                           17(a) of the Public Utility
              Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

(Print or Type Response)
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1. Name and Address of Reporting Person*      2.  Issuer Name and Ticker or
                                                  Trading Symbol

   Fiorillo    Peter          J.                  eB2B Commerce, Inc. (EBTB)
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     (Last)      (First)      (Middle)        3.  IRS Identification Number
                                                  of Reporting Person,
       757 Third Avenue                           if an Entity (Voluntary)
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             (Street)

   New York     New York        10017
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   (City)      (State)          (Zip)
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4. Statement for                               5. If Amendment,
    Month/Year                                    Date of Original
                                                  (Month/Year)
   September 2001
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6. Relationship of Reporting Person(s) to      7. Individual or Joint/Group
   Issuer   (Check all applicable)                Filing(Check Applicable Line)
                                                         Form Filed by One
   X    Director          X    10% Owner            X    Reporting Person
- - - -                - - - -                   - - - -
   X    Officer (give          Other (specify            Form filed by More than
- - - - title below    - - - -        below)     - - - - One Reporting Person

Chairman, Chief Financial Officer and Secretary
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Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                           2. Transaction Date
       (Instr. 3)                                  (Month/Day/Year)
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       Common Stock                                   9/10/01
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3. Transaction Code                            4. Securities Acquired (A) or
    (Instr. 8)                                    Disposed of (D)
                                                  (Instr. 3, 4 and 5)
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  Code       V                                  Amount      (A) or     Price
                                                            (D)
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   P                                           10,000        A         $.11
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5. Amount of Securities       6. Ownership Form:      7.  Nature of Indirect
   Beneficially Owned at         Direct (D) or            Beneficial Ownership
   End of Month                  Indirect                 (Instr. 4)
   (Instr. 3 and 4)              (Instr. 4)
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      2,981,947                       D
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         42,560                       I                   By family members
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* If the form is filed by more than one Reporting Person, see Instruction
4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security  2. Conversion or Exercise   3. Transaction Date
   (Instr. 3)                        Price of Derivative        (Month/Day/Year)
                                     Security
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4. Transaction Code         5. Number of Derivative     6. Date Exercisable
   (Instr. 8)                  Securities Acquired (A)     and Expiration
                               or Disposed of (D)          Date
                               (Instr. 3, 4, and 5)        (Month/Day/Year)
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 Code       V                   (A)          (D)          Date     Expiration
                                                      Exercisable    Date
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7. Title and Amount of                           8. Price of Derivative
   Underlying Securities                            Security
  (Instr. 3 and 4)                                  (Instr. 5)
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  Title        Amount or
               Number of
               Shares
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9. Number of Derivative      10. Ownership Form of      11. Nature of Indirect
   Securities Beneficially       Derivative Security        Beneficial Ownership
   Owned at End of Month         Direct (D) or Indirect    (Instr. 4)
   (Instr. 4)                    (I)  (Instr. 4)
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Explanation of Responses:

                                   /s/ Peter J. Fiorillo           10/9/01
                                -------------------------------   ----------
                                **Signature of Reporting Person      Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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